FOR IMMEDIATE RELEASE

CONTACT:	Curt Hecker, CEO
Intermountain Community Bancorp
	(208) 263-0505	curt.hecker@panhandlebank.com

Doug Wright, Executive Vice President & CFO
Intermountain Community Bancorp
	(509) 363-2635	doug.wright@intermountainbank.com

Intermountain Community Bancorp Reports Fourth Quarter Profit and Full Year 2011 Results

Sandpoint, Idaho, February 14, 2012 - Intermountain Community Bancorp (OTCBB - IMCB), the holding company for Panhandle State Bank, reported $907,000, or $0.11 per share, in net income applicable to common shareholders for the fourth quarter 2011, as lower loan loss expenses, higher non-interest income and lower operating expenses offset a decrease in net interest income. The fourth quarter 2011 profit compares to losses applicable to common shareholders of $1.2 million, or $0.14 per share in the third quarter of 2011, and $1.1 million, or $0.13 per share, in the fourth quarter of 2010.

For the full year 2011, Intermountain reported a net loss applicable to common shareholders of $1.8 million, or $0.21 per share. This is a significant improvement from 2010 results, when the Company reported a $33.5 million, or $3.99 per share loss applicable to common shareholders. The improvement is a result of lower loan loss and operating expenses, which more than offset slight declines in net interest and non interest income. In 2010, the Company wrote off $11.7 million in goodwill and established an $8.8 million allowance against its deferred tax assets, compared to no such charges in 2011.

"Our return to profitability in the fourth quarter is very encouraging and demonstrates the commitment of our staff in focusing on the financial health of our customers and communities through a very challenging economic period," said Chief Executive Officer Curt Hecker. “The successful completion of our $47.3 million capital raise will further increase our ability to serve these communities and help return our markets to strong economic vitality."

Fourth Quarter 2011 Highlights (at or for the period ended December 31, 2011, compared to December 31, 2010 or September 30, 2011)

▪
Operating expenses decreased by $646,000 from the prior quarter and $973,000 from the fourth quarter last year, reflecting ongoing improvements in the Company's expense base. For the year 2011, operating expenses were down $16.6 million from the prior year, or $4.9 million excluding the

2010 goodwill impairment expense.

▪
The provision for loan losses for the three months ended December 31, 2011 was $706,000 compared to $2.2 million in the previous quarter and $2.2 million for the quarter ended December 31, 2010. The provision for loan losses for the year ended December 31, 2011 dropped by $16.7 million to $7.3 million compared to the year ended December 31, 2010. The decrease in the provision from the previous quarter and year reflects continued improvement in portfolio credit quality.

▪
Intermountain's cost of interest-bearing liabilities continued to decline, down 0.16% as compared to the prior quarter and 0.20% from one year ago. At 0.77%, the 2011 cost of interest-bearing liabilities declined 0.36% and is well below peer group averages.

▪
Transaction deposits increased to 68.4% of total deposits, compared to 63.7% a year ago, as the Company continues to phase out higher cost funding instruments, such as wholesale, single-service and collateralized certificates of deposit. Non-interest bearing demand deposits increased by $6.9 million, or 3.8% in the fourth quarter.

▪
Nonperforming assets (NPAs) at December 31, 2011 decreased by $1.8 million, or 10.0% from the end of the third quarter and by $4,000 from year end 2010. At 1.71% of total assets versus 1.91% in the sequential quarter and 1.59% at December 31, 2010, the Company's NPA/Total Asset ratio continues to be low compared to peer group averages.

▪	Loan delinquencies (30 days past due and over) have trended down to 0.28% of total loans compared to 0.30% in the third quarter of 2011 and 0.55% in the fourth quarter of 2010.

▪
Capital ratios continued to improve during the fourth quarter. The Company's estimated Tier 1 Leverage and Total Risk Based Capital ratios were 7.3% and 12.6% in the fourth quarter, respectively, as compared to 7.1% and 11.7% in the third quarter, and 6.8% and 11.3% in December, 2010.

▪
On January 23, 2012 the Company successfully completed a $47.3 million private capital raise, which boosts its capital and liquidity position and creates additional investment opportunities in the communities it serves. Giving effect to the January 2012 capital raise on a pro forma basis based on December 31, 2011 regulatory capital estimates, the Company's estimated Tier 1 Leverage and Total Risk Based Capital ratios increase to 11.4% and 19.7%, respectively.

▪
The Company also announced plans to conduct a $5 to $8 million rights offering in Spring 2012 that will allow existing shareholders to purchase common shares at the same $1.00 purchase price per share as the private placement investors.

Asset Quality

Nonperforming loans totaled $9.3 million at December 31, 2011, down from $10.3 million at the end of September, and from $11.5 mil1ion at the end of the same period last year. The allowance for loan loss coverage of non-performing loans totaled 136.6% in the fourth quarter, down slightly from 139.1% in the third quarter and up from 108.1% at December 31, 2010.

Total nonperforming assets (NPAs) were $15.9 million at quarter end, compared to $17.7 million at September 30, 2011, and $15.9 million at December 31, 2010. At quarter end, the ratio of NPAs to total assets was 1.71% versus 1.91% at September 30, 2011 and 1.59% at December 31, 2010. At 0.28%, loan delinquencies (30 days or more past due) were down from 0.30% in the prior quarter and down from the 0.55% rate experienced a year ago.

Classified loans totaled $53.2 million at quarter end, compared to $58.0 million for the sequential quarter and $54.1 million a year ago. Classified loans are loans in which the Company anticipates potential problems in obtaining repayment of principal and interest per the contractual terms, but does not necessarily believe that losses will occur.

The following tables summarize nonperforming assets by type and geographic region, and provide trending information over the prior year.

NPA BY TYPE AND LOCATION December 31, 2011
	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho excluding Boise	Other	Total	% of Loan type to total NPAs
(Dollars in thousands)
Commercial loans	$3,030	$357	$252	$27	$20	$3,686	23%
Commercial real estate	841	131	332	238	1,244	2,786	17.5%
Commercial construction	44	—	—	—	—	44	0.3%
Land and land development	8,308	76	240	14	15	8,653	54.3%
Agriculture	—	36	66	53	32	187	1.2%
Multifamily	—	—	—	—	—	—	—%
Residential real estate	308	—	78	75	106	567	3.6%
Residential construction	2	—	—	—	—	2	—%
Consumer	15	—	—	—	2	17	0.1%
Total	$12,548	$600	$968	$407	$1,419	$15,942	100%
Percent of total NPA	78.71%	3.76%	6.07%	2.50%	8.89%	100.0%

NPA BY CATEGORY
(Dollars in thousands)	12/31/2011	% of total	9/30/2011	% of total	12/31/2010	% of total
Commercial loans	$3,686	23.0%	$3,729	21.0%	$3,859	24.2%
Commercial real estate	2,786	17.5%	4,312	24.4%	4,354	27.3%
Commercial construction	44	0.3%	45	0.3%	69	0.4%
Land and land development	8,653	54.3%	8,472	47.8%	3,368	21.1%
Agriculture	187	1.2%	404	2.3%	582	3.7%
Multifamily	—	—%	—	—%	—	—%
Residential real estate	567	3.6%	601	3.4%	3,213	20.2%
Residential construction	2	—%	18	0.1%	112	0.7%
Consumer	17	0.1%	126	0.7%	389	2.4%
Total NPA by Categories	$15,942	100.0%	$17,707	100.0%	$15,946	100.0%

The Company has continued to reduce its nonperforming and classified loan totals and the potential loss exposure in its loan portfolio. Although land and land development loans still comprise the greatest proportion of NPA totals, the remaining exposure is substantially reduced, and one large relationship comprises the majority of the remaining NPA balance in this category. Residential and commercial real estate NPAs trended down, as the Company continues to work out the problem loans in these categories. More than the other categories, commercial loans reflect ongoing weakness in the economy as many businesses continue to experience difficult market conditions. "While we continue to see improvement in our loan portfolios, we cannot dismiss the fact that some of our borrowers are still struggling," noted Hecker. "We are hopeful that we can work with them and our local communities to weather these conditions."

At $6.7 million, OREO balances decreased by $728,000 from September 30, 2011, as the Company continued to liquidate its OREO properties. The Company sold 14 properties totaling $1.3 million in the fourth quarter, had net valuation adjustments of $93,000 and added 5 properties totaling $660,000. For the year, the Company sold 63 properties totaling $6.4 million, wrote off $922,000 and added 29 properties totaling $9.6 million.

A total of 13 properties remained in the OREO portfolio at quarter end, consisting of $6.0 million in construction and land development properties, $482,000 in commercial real estate properties, and $166,000 in residential real estate.

Assets and Loan Portfolio Summary

Assets totaled $934.2 million at December 31, 2011, up from $926.5 million at September 30, 2011, and down from $1.0 billion at year end 2010. The slight increase from last quarter reflected growth in investments and cash equivalents. Net loans receivable totaled $502.3 million, compared to $525.5 million at September 30, 2011 and $563.2 million at December 31, 2010. The fourth quarter decline reflected seasonal paydowns of agricultural and commercial borrowing lines and continued reductions of problem loans. Year-over-year reductions during the last twelve months in most portfolio categories continue to reflect muted borrowing demand and keen competition for quality borrowers. “Lending conditions remain challenging nationally and in our markets," said Hecker. "Refinance activity is strong, and we're starting to see some new projects and opportunities for growth in our markets, as optimism slowly increases, interest rates remain low, and weather conditions are mild."

LOANS BY CATEGORIES
(Dollars in thousands)	12/31/2011	% of total	9/30/2011	% of total	12/31/2010	% of total
Commercial loans	$110,395	21.4%	$114,616	21.2%	$122,656	21.3%
Commercial real estate	167,586	32.6%	169,189	31.3%	175,559	30.5%
Commercial construction	6,335	1.2%	17,153	3.2%	17,951	3.1%
Land and land development	38,499	7.5%	43,603	8.1%	60,962	10.6%
Agriculture	81,316	15.8%	82,879	15.4%	87,364	15.2%
Multifamily	26,038	5.1%	26,902	5.0%	26,417	4.6%
Residential real estate	58,861	11.4%	62,152	11.5%	60,872	10.6%
Residential construction	2,742	0.5%	2,974	0.6%	3,219	0.6%
Consumer	11,847	2.3%	12,157	2.3%	14,095	2.4%
Municipal	11,063	2.2%	8,085	1.4%	6,528	1.1%
Total loans receivable	514,682	100.0%	539,710	100.0%	575,623	100.0%
Allowance for loan losses	(12,690)		(14,367)		(12,455)
Net deferred origination fees	260		135		60
Loans receivable, net	$502,252		$525,478		$563,228

LOAN PORTFOLIO BY LOCATION December 31, 2011
(Dollars in thousands)	North Idaho - Eastern Washington	Magic Valley Idaho	Greater Boise Area	E. Oregon, SW Idaho, excluding Boise	Other	Total	% of Loan type to total loans
Commercial loans	$75,677	$6,785	$7,686	$18,498	$1,749	$110,395	21.4%
Commercial real estate	114,211	11,763	14,242	15,692	11,678	167,586	32.6%
Commercial construction	2,964	3,137	74	—	160	6,335	1.2%
Land and land development	28,844	2,229	5,095	1,202	1,129	38,499	7.5%
Agriculture	1,168	4,097	17,237	57,154	1,660	81,316	15.8%
Multifamily	10,378	—	7,299	—	8,361	26,038	5.1%
Residential real estate	39,610	5,031	3,273	7,723	3,224	58,861	11.4%
Residential construction	2,742	—	—	—	—	2,742	0.5%
Consumer	6,745	1,176	1,082	2,605	239	11,847	2.3%
Municipal	9,592	1,471	—	—	—	11,063	2.2%
Total	$291,931	$35,689	$55,988	$102,874	$28,200	$514,682	100.0%
Percent of total loans in geographic area	56.7%	6.9%	10.9%	20.0%	5.5%	100.0%

Deposit, Investment Portfolio and Equity Summary

Deposits totaled $729.4 million at December 31, 2011, compared to $750.0 million at September 30, 2011, and $778.8 million at year end last year. The reduction over the prior quarter reflected planned decreases of collateralized money market balances and continued runoff of certificates of deposit, as low rates encouraged savers to convert CDs to liquid savings or non-FDIC insured instruments. Non-interest bearing demand deposits increased by $6.9 million, or 3.8% during the quarter and $21.6 million, or 12.8% over last year. They now comprise 26.1% of the deposit portfolio, as compared to 21.6% at year end 2010. Overall, low-cost transaction deposits now represent 68.4% of the deposit portfolio, up from 63.7% at the end of last year.

DEPOSITS
(Dollars in thousands)	12/31/2011	% of total	9/30/2010	% of total	12/31/2010	% of total
Non-interest bearing demand accounts	$190,074	26.1%	$183,160	24.4%	$168,519	21.6%
NOW & Money market accounts	308,713	42.3%	320,934	42.8%	327,891	42.1%
Savings & IRA accounts	73,493	10.1%	73,986	9.9%	75,387	9.7%
Certificates of deposit (CDs)	59,199	8.1%	64,565	8.6%	79,533	10.2%
Jumbo CDs	56,177	7.7%	62,394	8.3%	77,685	10.0%
Brokered CDs	37,000	5.1%	37,000	4.9%	40,899	5.3%
CDARS CDs to local customers	4,717	0.6%	7,946	1.1%	8,919	1.1%
Total Deposits	$729,373	100.0%	$749,985	100.0%	$778,833	100.0%

Available-for-sale investments totaled $219.0 million at December 31, 2011 an increase of 13.4% over the sequential quarter and 19.6% over year end 2010. The increase reflects redeployment of some of the Company's cash position into securities to improve interest income and earning asset yield. “With the influx of new capital and a reduced need to keep assets in cash, we anticipate increasing investment portfolio balances over the next couple quarters as we look to prudently enhance returns,” said Doug Wright, Chief Financial Officer. "We are also evaluating opportunities to deploy cash to further reduce interest expense in the near term."

Stockholders' equity totaled $61.6 million at December 31, 2011, compared to $60.6 million at September,

2011, and $59.4 million at December 31, 2010. The increase from the third quarter reflects earnings growth, whereas the increase from the prior year reflects improvements in the unrealized gain on securities. Tangible book value per common share totaled $4.19 compared to $4.08 in the third quarter 2011 and $3.96 at year end 2010. Tangible stockholders' equity to tangible assets was 3.78%, compared to 3.70% at September 30, 2011 and 3.31% at the end of the fourth quarter 2010. Giving effect to the January 2012 capital raise on a pro forma basis based on December 31, 2011 capital balances and assuming that the mandatorily convertible preferred securities are converted into non-voting common stock, the estimated tangible book value per common share is $1.39 and the tangible stockholders' equity to tangible assets ratio is 7.93%.

Income Statement Summary

Net income applicable to common shareholders for the fourth quarter totaled $907,000, or $0.11 per common share, compared to a net loss applicable to common shareholders of $1.2 million, or $0.14 per common share in the third quarter of 2011, and a net loss applicable to common shareholders of $1.1 million, or $0.13 per common share in the fourth quarter of 2010. For the full year, the net loss applicable to common shareholders was $1.8 million, or $0.21 per share, compared to $33.5 million, or $3.99 per share, in the prior year.

Fourth quarter 2011 net interest income before provision totaled $8.3 million, down from $8.8 million in the third quarter 2011 and $9.1 million in the fourth quarter last year. The decrease from prior periods reflects lower loan balances and reduced reinvestment rates resulting from very low and reducing market interest rates. In addition, timing differences between sales of investment securities and purchases of replacement securities during the quarter contributed to the decrease.

Reflective of the same factors, net interest margin declined to 3.94% for the fourth quarter, down from 4.14% in the third quarter and similar to the 3.97% margin reported for fourth quarter 2010. The cost of interest-bearing liabilities continued to decline during the quarter from 0.83% to 0.67%, but was offset by a slightly larger drop in earning asset yield, from 4.99% to 4.62%. The continued reduction in the cost of deposits and interest-bearing liabilities reflects ongoing efforts to reduce non-core deposits and re-price the remaining liabilities down. “Our margin continues to compare favorably to peers, but declining market interest rates and strong pricing competition on quality loans present significant challenges to us and our competitors," said Wright. "We will continue to protect loan yields by combining strong relationship banking with informed pricing decisions while we seek to deploy our large cash position into higher-yielding alternatives," he added.

Intermountain recorded a $706,000 provision for loan losses in the fourth quarter, down substantially from the $2.2 million expense recorded in the third quarter of 2011 and the fourth quarter of 2010. Net chargeoffs totaled $2.4 million during the most recent quarter, as compared to $1.6 million in the third quarter of 2011 and $4.1 million in the fourth quarter of 2010. The full year provision totaled $7.3 million, down significantly from the $24.0 million provision recorded in 2010. Net chargeoffs for the year were $7.1 million, compared to $28.2 million in 2010. "Our 2011 results reflect the diligent efforts of our staff to tackle credit issues earlier and aggressively in the economic downturn," Hecker noted.

Other income in the fourth quarter was $2.7 million, an improvement from the $2.5 million reported in the third quarter and comparable to the $2.7 million reported in the final quarter of 2010. Improved debit card income and trust and investment revenue offset continued declines in overdraft income. Mortgage activity and revenue bounced back as well, particularly at the end of the quarter. For the year, other income totaled $10.6 million, compared to $11.0 million for 2010. "New regulatory requirements and slow economic conditions continue to pressure non-interest income, although investment services and debit card income remain strong bright spots for the Company," said Wright.

The Company continued to execute on its cost reduction plans, resulting in a $646,000 reduction in operating expenses over the prior quarter and a $973,000 reduction over fourth quarter last year. For the year, operating expenses were down $4.9 million, or 11.3%, from the prior year, excluding the $11.7 million goodwill charge taken in 2010.

Continued staffing adjustments led to reductions of $656,000 and $966,000 over the sequential quarter and same quarter last year in compensation and benefit expense. Fourth quarter 2011 expense totals included $317,000 in non-recurring restructuring charges, including severance, compensation and consulting expenses. For the year, employee compensation expense totaled $18.7 million, a $2.2 million, or 10.6% reduction over the prior year.

Other expense categories were generally either down or stable for the quarter, and all other expense categories were down for the year, as cost reduction efforts combined with lower credit-related costs to create continued savings.

The Company recorded a $152,000 tax benefit for the fourth quarter, reflecting a small taxable loss created by the Company's tax-exempt municipal bond income. The net deferred tax asset increased by $180,000 from September 30, 2011, primarily due to the tax benefit noted above. The Company continues to maintain an $8.8 million valuation allowance, which reduces the net deferred tax asset to $13.2 million.

$47.3 Million Capital Raise

On January 23, 2012, the Company announced that it had successfully closed a $47.3 million private capital raise led by Castle Creek Capital Partners IV, L.P. ("Castle Creek") and affiliates of Stadium Capital Management, LLC ("Stadium") through the issuance and sale of shares of common stock at $1.00 per share and a newly-created mandatorily convertible series of preferred stock which will automatically convert into shares of a new series of non-voting common stock at a conversion price of $1.00 upon shareholder approval of such non-voting common stock. The Company also issued to each of Castle Creek and Stadium, for no additional consideration, warrants to purchase 850,000 shares of non-voting common stock at $1.00 per share.

The Company also plans to conduct a $5 to $8 million rights offering in the spring of 2012 that will allow existing shareholders to purchase common shares at the same purchase price per share as the private placement investors. Certain private placement investors have agreed, subject to applicable regulatory limitations, to purchase shares that any existing shareholders do not purchase in the rights offering.

The Company expects to use the proceeds from the capital raise and the planned rights offering to strengthen its balance sheet, reinvest in its communities and for other general corporate purposes.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with nineteen banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB's shares are quoted on the OTC Bulletin Board, ticker symbol IMCB. Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information

This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands, except per share amounts)
ASSETS
Cash and cash equivalents:
Interest-bearing	$82,242	$84,599	$132,693
Non-interest bearing and vault	24,958	13,483	11,973
Restricted cash	2,668	2,975	3,290
Available-for-sale securities, at fair value	219,039	193,209	183,081
Held-to-maturity securities, at amortized cost	16,143	21,670	22,217
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Loans held for sale	5,561	2,352	3,425
Loans receivable, net	502,252	525,478	563,228
Accrued interest receivable	4,100	4,052	4,360
Office properties and equipment, net	37,687	38,309	40,246
Bank-owned life insurance	9,127	9,034	8,765
Other intangibles	189	218	310
Other real estate owned (“OREO”)	6,650	7,378	4,429
Prepaid expenses and other assets	21,292	21,456	24,782
Total assets	$934,218	$926,523	$1,005,109

LIABILITIES
Deposits	$729,373	$749,985	$778,833
Securities sold subject to repurchase agreements	85,104	57,122	105,116
Advances from Federal Home Loan Bank	29,000	29,000	34,000
Cashier checks issued and payable	481	404	580
Accrued interest payable	1,676	1,575	1,406
Other borrowings	16,527	16,527	16,527
Accrued expenses and other liabilities	10,441	11,327	9,294
Total liabilities	872,602	865,940	945,756

STOCKHOLDERS' EQUITY
Common stock	78,916	78,868	78,803
Preferred stock	26,149	26,059	25,794
Accumulated other comprehensive gain (loss) (1)	2,370	2,383	(1,229)
Accumulated deficit	(45,819)	(46,727)	(44,015)
Total stockholders' equity	61,616	60,583	59,353
Total liabilities and stockholders' equity	$934,218	$926,523	$1,005,109

Book value per common share, excluding preferred stock	$4.22	$4.11	$4.00
Tangible book value per common share, excluding preferred stock (2)	$4.19	$4.08	$3.96
Shares outstanding at end of period	8,409,840	8,409,840	8,390,877
Stockholders' Equity to Total Assets	6.60%	6.54%	5.91%
Tangible Stockholders' Equity to Tangible Assets (3)	6.58%	6.52%	5.88%
Tangible Common Equity to Tangible Assets	3.78%	3.70%	3.31%

(1) Net of deferred income taxes
(2) Amount represents common stockholders' equity less net goodwill and other intangible assets divided by total shares outstanding.
(3) Amount represents stockholders' equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands, except per share amounts)
Interest income:
Loans	$7,831	$8,224	$8,994
Investments	1,939	2,385	2,103
Total interest income	9,770	10,609	11,097

Interest expense:
Deposits	868	1,158	1,443
Borrowings	560	643	595
Total interest expense	1,428	1,801	2,038

Net interest income	8,342	8,808	9,059

Provision for losses on loans	(706)	(2,239)	(2,232)
Net interest income after provision for losses on loans	7,636	6,569	6,827

Other income (expense):
Fees and service charges	1,810	1,692	1,752
Loan related fee income	559	524	775
Net gain on sale of securities	119	12	—
Other-than-temporary impairment on investments	(64)	(81)	(222)
Bank-owned life insurance	93	88	91
Other income	228	248	290
Total other income, net	2,745	2,483	2,686

Operating expenses:
Salaries and employee benefits	4,123	4,779	5,089
Occupancy expense	1,699	1,685	1,770
FDIC assessment	301	317	451
OREO operations	805	735	501
Other expenses	2,238	2,296	2,328
Total operating expenses	9,166	9,812	10,139

Income (loss) before income tax benefit	1,215	(760)	(626)
Income tax benefit	152	—	—

Net income (loss)	1,367	(760)	(626)

Preferred stock dividend	460	457	438

Net Income (loss) applicable to common stockholders	$907	$(1,217)	$(1,064)

Income (loss) per share - basic	$0.11	$(0.14)	$(0.13)
Income (loss) per share - diluted	$0.11	$(0.14)	$(0.13)

Weighted-average common shares outstanding - basic	8,409,840	8,409,840	8,390,877
Weighted-average common shares outstanding - diluted	8,427,330	8,409,840	8,390,877

INTERMOUNTAIN COMMUNITY BANCORP CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Twelve Months Ended
	December 31, 2011	December 31, 2010
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$32,821	$38,020
Investments	8,836	8,029
Total interest income	41,657	46,049

Interest expense:
Deposits	4,408	7,746
Borrowings	2,404	3,039
Total interest expense	6,812	10,785

Net interest income	34,845	35,264

Provision for losses on loans	(7,289)	(24,012)
Net interest income after provision for losses on loans	27,556	11,252

Other income (expense):
Fees and service charges	7,036	7,133
Loan related fee income	2,202	3,061
Net gain on sale of securities	131	349
Other-than-temporary impairment on investments	(145)	(828)
Bank-owned life insurance	362	368
Other income	1,039	941
Total other income, net	10,625	11,024

Operating expenses:
Salaries and employee benefits	18,736	20,950
Occupancy expense	6,879	7,240
FDIC assessment	1,394	1,892
OREO operations	2,166	3,472
Goodwill impairment	—	11,662
Other expenses	9,155	9,678
Total operating expenses	38,330	54,894

Loss before income tax benefit	(149)	(32,618)
Income tax benefit	152	882

Net income (loss)	3	(31,736)

Preferred stock dividend	1,808	1,716

Net loss applicable to common stockholders	$(1,805)	$(33,452)

Loss per share - basic	$(0.21)	$(3.99)
Loss per share - diluted	$(0.21)	$(3.99)

Weighted-average common shares outstanding - basic	8,406,536	8,385,615
Weighted-average common shares outstanding - diluted	8,406,536	8,385,615

INTERMOUNTAIN COMMUNITY BANCORP KEY PERFORMANCE RATIOS

	Three Months Ended			Twelve Months Ended
	December 31, 2011	September 30, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Net Interest Spread:
Yield on Loan Portfolio	5.81%	5.91%	5.98%	5.94%	6.01%
Yield on Investments & Cash	2.52%	3.25%	2.70%	2.81%	2.66%
Yield on Interest-Earning Assets	4.62%	4.99%	4.86%	4.81%	4.93%

Cost of Deposits	0.46%	0.62%	0.72%	0.59%	0.96%
Cost of Advances	2.20%	2.12%	2.10%	2.13%	2.46%
Cost of Borrowings	2.04%	2.14%	1.65%	1.75%	1.87%
Cost of Interest-Bearing Liabilities	0.67%	0.83%	0.87%	0.77%	1.13%

Net Interest Spread	3.95%	4.16%	3.99%	4.03%	3.80%

Net Interest Margin	3.94%	4.14%	3.97%	4.02%	3.77%

Performance Ratios:
Return on Average Assets	0.58%	-0.32%	-0.25%	—%	-3.04%
Return on Average Common Stockholders' Equity	10.28%	-14.00%	-12.39%	-5.27%	-67.35%
Return on Average Common Tangible Equity (1)	10.34%	-14.09%	-12.51%	-5.31%	-79.08%
Operating Efficiency	82.67%	86.90%	86.33%	84.30%	93.40%
Noninterest Expense to Average Assets	3.91%	4.13%	4.03%	3.99%	5.26%

(1) Average common tangible equity is average common stockholders' equity less average net goodwill and other intangible assets.

INTERMOUNTAIN COMMUNITY BANCORP LOAN AND REGULATORY CAPITAL DATA

	December 31, 2011	September 30, 2011	December 31, 2010
	(Dollars in thousands)
Loan Data
Net Charge-Offs to Average Net Loans (QTD Annualized)	1.81%	1.15%	2.80%
Loan Loss Allowance to Total Loans	2.46%	2.66%	2.16%

Nonperforming Assets:
Accruing Loans-90 Days Past Due	$—	$—	$66
Nonaccrual Loans	9,292	10,329	11,451
Total Nonperforming Loans	9,292	10,329	11,517
OREO	6,650	7,378	4,429
Total Nonperforming Assets (“NPA”)	$15,942	$17,707	$15,946

NPA to Total Assets	1.71%	1.91%	1.59%
NPA to Net Loans Receivable	3.17%	3.37%	2.83%
NPA to Risk Based Capital	21.31%	24.18%	20.96%
NPA to Tangible Equity + Allowance for Loan Loss	21.51%	23.69%	22.30%
Loan Delinquency Ratio (30 days and over)	0.28%	0.30%	0.55%

Regulatory Capital
Total capital (to risk-weighted assets):
The Company	12.58%	11.73%	11.32%
Panhandle State Bank	13.74%	12.72%	11.94%
Tier 1 capital (to risk-weighted assets):
The Company	11.32%	10.47%	10.06%
Panhandle State Bank	12.48%	11.45%	10.68%
Tier 1 capital (to average assets):
The Company	7.32%	7.06%	6.84%
Panhandle State Bank	8.07%	7.74%	7.26%